Exhibit 10.7
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (“Agreement”) is made as of the 25th day of March 2010, by and between CHICAGO TITLE LAND TRUST COMPANY, as Trustee under Trust Number 51-0615-0 dated August 15, 1967, an Illinois Land Trust by Towne Realty, Inc. d/b/a Lincoln Tower, Inc., as authorized beneficiary (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation, or its assigns (“Buyer”).
RECITALS
     A. Seller owns certain real property located at 520 South Second Street, Springfield, Illinois that Seller is in the process of converting to a two (2) unit mixed-use condominium development known as “Lincoln Tower Mixed Use Condominium” (“Condominium”). The Condominium is comprised of two (2) condominium units: one (1) 5-story office building (“Unit 1”) and one (1) 16-story multi-family residential apartment building with some surface parking, covered parking and garage parking (“Unit 2”).
     B. Buyer desires to purchase Unit 2, comprised of the 16-story residential apartment building which shall, as of Closing, consist of one hundred ninety (190) residential apartments and nine (9) non-residential units, with some surface parking, covered parking and garage, along with Seller’s undivided interest in the common elements and limited common elements appurtenant to Unit 2, together with and subject to the rights, interests, obligations and limitations set forth in the declaration and condominium plat (and all amendments thereto) creating the Condominium as described on Exhibit A attached hereto, together with all appurtenant hereditaments, tenements, buildings, structures or other improvements, and easements, and privileges and issues relating thereto (collectively hereinafter Unit 2 described above “Real Property”).
     C. Seller has agreed to sell and Buyer has agreed to purchase the Property (as defined below) in accordance with and subject to the terms and conditions of this Agreement.
AGREEMENT
     Now therefore, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:
1. BASIC PROVISIONS
     The following words and phrases are defined for subsequent use in this Agreement:
     1.1. Closing. Subject to the express provisions hereof, the consummation of the transaction contemplated by this Agreement (“Closing”) shall occur, if at all, on a date selected by Buyer with prior reasonable notice to Seller, which date shall be no later than sixty (60) days after the expiration of the Condominium Document Review Period (defined below), and shall occur by mail through the offices of the Title Company (defined below). Buyer may, at Buyer’s request, extend the Closing one time for up to thirty (30) days beyond the initial Closing date, upon notice to Seller.
     1.2. Commitment. A commitment for a standard ALTA 2006 owner’s policy of title insurance (with arbitration clause deleted and containing such endorsements at Buyer’s sole cost as Buyer may request (except for endorsements required to address a title objection, which shall be at Seller’s expense)) with respect to the Real Property in the amount of the Purchase Price committing the Title Company to insure Buyer as the fee simple owner of the Real Property, without standard exceptions and subject only to the Permitted Exceptions (defined below).
     1.3. Conditions. The conditions precedent to Buyer’s obligation to purchase the Property, which conditions are as follows:
                    (i) Physical/Financial Review Condition. Buyer’s satisfaction in its sole and absolute discretion, with all physical aspects of the Real Property, including, but not limited to, its environmental condition, structural condition, the condition of the roof and the HVAC system and the condition of all parking, drive, walkway and landscaped areas, all aspects of the common elements and the limited common elements, and off-site improvements, if any, appurtenant thereto, drainage, soils, and access and utilities availability and capacity, and Buyer’s satisfaction, in its sole and absolute discretion, with the revenue generated or to be generated from the Property and the expenses incurred and to be incurred in the operation and maintenance of the Property and all other development, marketing, economic and other matters relating to the Property (other than the Title Condition, which shall be as provided herein);
                    (ii) Title Condition. Buyer’s satisfaction with the state of title to the Real Property, in accordance with Section 3.6 below; and
                    (iii) Condominium Documents. Buyer’s satisfaction in its sole and absolute discretion, with the proposed Condominium Documents.
     1.4. Condominium Document Review Period. The period commencing on the Effective Date and concluding at 4:00 p.m. Central Standard Time sixty (60) days thereafter.
     1.5. Condominium Documents. The final recorded Declaration of Condominium, final recorded Condominium Plat, the final bylaws, related easements, all association documents, and any other documents necessary to the creation of the Condominium or operation of Unit 2.
     1.6 Contracts. All of those contracts between Seller and/or its manager, on the one hand, and service and/or materials providers, on the other hand, which contracts relate to the ownership, operation, maintenance or use of the Property.
     1.7. Deposit. Two Hundred Thousand and 00/100 Dollars ($200,000.00), together with interest earned thereon in accordance with the terms hereof.
     1.8. Effective Date. The date on which the last of Buyer and Seller execute this Agreement, as such date is set forth on the signature page hereto.
     1.9. Inspection Period. The period commencing on the Effective Date and concluding at 4:00 p.m. Central Standard Time thirty (30) days thereafter.
     1.10. Lease or Leases. As the context dictates, individually or collectively, a lease, license, or other written permission to occupy any portion of the Real Property, for parking at, on or in connection with the Real Property, or for any cell tower.
     1.11. Permitted Exceptions. The encumbrances or exceptions to title shown in the Commitment to which Buyer does not object pursuant to the terms hereof or which, with Buyer’s prior written consent, are waived and accepted or satisfactorily insured over in accordance with the terms of Section 3.6 hereof.

     1.12. Personal Property. Those items listed on Exhibit B attached hereto and incorporated herein by reference, and all of Seller’s interest (to the fullest extent assignable) in any other tangible and intangible personal property located upon the Real Property and/or used in connection therewith, including without limitation goods, equipment, machinery, furniture, furnishings, plans, specifications, surveys, condemnation awards, licenses, permits, warranties and guarantees.
     1.13. Property. The Real Property, the Contracts that Buyer elects to assume as shall be set forth on the bill of sale to be delivered pursuant to Section 5.2(iii), the Seller’s interest in the Condominium Documents relating to Unit 2, the Leases, rents, profits, licenses, Personal Property, the Trade Name, and the Seller’s interest, if any, in the following: all plants, shrubs, and trees located on the Real Property, all fixtures attached or affixed, actually or constructively, to the Real Property, all air space, vault and subterranean space benefitting or appurtenant to the Real Property, all oil, gas and mineral rights and royalties and water rights and entitlements, and all land lying in the bed of any street, road, avenue or alley, proposed, open or closed, adjoining the Real Property.
     1.14. Purchase Price. Ten Million Three Hundred Fifty Thousand and 00/100 Dollars ($10,350,000.00).
     1.15. Representations. The representation and warranties as set forth on Exhibit C attached hereto and incorporated herein by reference or otherwise made herein.
     1.16. Seller Debts. Seller Debts are the debts, liabilities, taxes, obligations and claims for which Seller alone is liable and shall include (a) all payments and benefits to past and/or present employees of Seller in connection with the business being conducted on or from the Real Property as may have accrued through Closing, (including, but not limited to, salaries, wages, commissions, bonuses, vacation pay, health and welfare contributions, pensions, profit sharing, severance or termination pay, or any other form of compensation or fringe benefit), (b) obligations of Seller under any Leases or occupancy agreements accruing prior to Closing, and (c) obligations of Seller under the Contracts. Seller shall be fully responsible for and shall indemnify, defend and hold Buyer harmless with respect to all of Seller Debts and all of the operations of Seller’s business from the Real Property prior to Closing including, but not limited to all suits, actions, damages and claims which may be asserted or threatened against Buyer from and after Closing, but which shall have arisen out of any aspect of the business or its operations prior to Closing. Buyer shall be fully responsible for and shall indemnify, defend and hold Seller harmless with respect to all operations of Buyer’s business from the Real Property after Closing but shall have no liability for any of Seller Debts. The provisions of the foregoing two (2) sentences shall survive the termination of or Closing under this Agreement for one (1) year.
     1.17. Title Company. Chicago Title Company, 1043 S. 5th Street, Springfield, Illinois 62703.
     1.18. Trade Name. Any and all right, title or interest of Seller in and to and under the trade name “Lincoln Tower Apartments”.
2. PURCHASE AND SALE; DEPOSIT
     Subject to the terms and conditions herein, Seller agrees to sell and Buyer agrees to purchase the Property for the Purchase Price. Within five (5) business days after the Effective Date, Buyer shall deposit the Deposit in escrow with the Title Company. In the event of Closing, the Deposit shall be delivered to Seller and shall be applied as a credit against the Purchase Price. The Deposit shall be held in a separate, non-commingled interest bearing account with a federally insured financial institution reasonably acceptable to Buyer and all interest earned thereon shall be deemed to be a portion of the Deposit. If Buyer shall fail to timely deliver the Deposit to Title Company, then this Agreement shall, at the option of Seller by written notice to Buyer, terminate whereupon all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. If this Agreement is terminated after the Deposit is made, the Deposit shall be refunded to Buyer or delivered to Seller as provided for below. The provisions of this Section 2 and the remaining terms of this Agreement regarding the application or release of the Deposit shall survive the termination of this Agreement until such time as the Deposit shall have been fully released to Seller or Buyer without any dispute between Seller and Buyer with respect thereto, or, in the event of any such dispute, until a final, non-appealable judicial or arbitrator order.
3. INSPECTION OF PROPERTY; CONDITIONS
     3.1. Buyer’s obligation to purchase the Property is expressly conditioned upon Buyer’s satisfaction with or waiver in writing of each of the Conditions. Buyer shall pay all costs associated with its inspection of the Property to determine the satisfaction of the Conditions, except that Seller shall pay the premiums for the standard owner’s policy of title insurance to be issued pursuant to the Commitment, and the cost of the Commitment (if separately charged), and shall provide to Buyer all of the Seller’s Documents at Seller’s expense.
     3.2. Within five (5) business days after the Effective Date, Seller shall deliver to Buyer (i) true copies of all the documents (“Seller’s Documents”) listed on Exhibit D attached hereto and incorporated herein by reference (or, to the extent set forth on said Exhibit D, make available such Seller’s Documents to Buyer at the Real Property), and (ii) the Commitment and legible copies of all documents noted therein as exceptions to Seller’s title to the Real Property (collectively, the “Title Documents”). In addition, Seller shall make all of its documents, books, records and other information related to the Property and in Seller’s possession, however stored or maintained, available to Buyer for Buyer’s review at Seller’s offices.
     3.3. During the Inspection Period, Buyer may make such investigations as it shall deem relevant in order to satisfy the Conditions. Such investigations may be conducted by Buyer or its designees, including lawyers, engineers, accountants, contractors, architects, agents or employees. For the duration of this Agreement, Buyer and its designees have the right and license to enter upon the Real Property (including individual apartments or offices) during normal business hours (unless otherwise approved by Seller) and upon reasonable advance notice to Seller or its designated agents (which notice may be via telephone), and to conduct such tests, studies, audits, surveys, examinations, inspections, interviews of Property personnel and investigations thereon as Buyer shall reasonably desire. Buyer shall indemnify, defend and hold Seller harmless against any loss, liability, or expense resulting from Buyer’s entry upon the Real Property (but excluding any amounts or claims arising from (i) Buyer’s mere discovery of defects or conditions affecting the Property or (ii) the negligence or willful misconduct of Seller or its agents, employees, invitees (other than Buyer and Buyer’s designees) or representatives). If this Agreement shall terminate without Closing, Buyer shall restore any damage caused by Buyer’s entry upon the Real Property to substantially the condition existing immediately prior to such entry. The provisions of the foregoing two (2) sentences shall survive the termination of this Agreement for one (1) year.
     3.4. Buyer shall have the right at any time prior to the end of the Inspection Period to terminate this Agreement, for any reason or no reason at all, upon written notice to Seller, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Buyer, and (iii) neither party shall have any further liability or obligation hereunder.
     3.5. Seller shall promptly after the Effective Date provide to Borrower copies of the proposed Condominium Documents, all in advance of any execution thereof, submission to any governmental agency with jurisdiction over such condominium regime, or any recordation thereof in the real property records. Buyer shall have the right during the Condominium Document Review Period to review the proposed Condominium Documents and provide comments thereto. In the event Buyer objects to any aspect of the proposed Condominium Documents using reasonable business judgment or due to the objection of any proposed lender to

Buyer, Buyer shall give written notice to Seller within ten (10) business days after receipt of the proposed Condominium Documents specifically setting forth Buyer’s basis for such objection and within ten (10) business days after Buyer and its proposed lender execute an application or commitment for a loan specifically setting forth Buyer’s lender’s basis for such objection. Seller shall then have fifteen (15) days to resolve Buyer’s objection, failing which Buyer may accept the proposed Condominium Documents and proceed to Closing, or Buyer may terminate this Agreement upon written notice to Seller, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Buyer, and (iii) neither party shall have any further liability or obligation hereunder.
     3.6. Buyer, at its sole cost and expense, shall have the right to obtain an updated survey of the Real Property; provided, however, that any existing as-built ALTA survey for the Real Property and the proposed Condo Plat shall be included in the Seller’s Documents. Buyer shall have the right, on or before the date ten (10) days prior to the expiration of the Inspection Period, to notify Seller of any objections to the Title Condition of the Real Property. Seller shall use its good faith efforts to remedy any such objections and shall have five (5) Business Days from its receipt of any such notice to notify Buyer of its proposed cure for each objection and to provide Buyer with a revised Commitment evidencing that such objections have been remedied and/or insured over in a manner satisfactory to Buyer in its sole and absolute discretion. If there are any liens or encumbrances against the Real Property securing liquidated amounts, Seller shall pay and discharge the same at or before Closing without the requirement of objection by Buyer thereto. If Seller fails timely to provide such notice and/or such Commitment, Buyer shall have the right: (a) to accept such objections as Permitted Exceptions to title to the Real Property, or (b) to terminate this Agreement upon notice to Seller on or before the expiration of the Inspection Period, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Buyer, and (iii) neither party shall have any further liability or obligation hereunder. Seller shall pay for a final owner’s title insurance policy to be issued subsequent to Closing in accordance with the Commitment as approved by Buyer, shall comply with all requirements set forth in the Commitment (including those relating to issuance of the owners policy of title insurance without standard exceptions) and shall cause the Title Company to hand mark the Commitment or provide a Pro Forma title policy as an effective title insurance policy at and as of the time of Closing. Seller shall deliver to Buyer and Title Company at Closing an ALTA Statement and a GAP Indemnity which provides that there are no new exceptions to the Commitment except for those exceptions created by the act or omission of Buyer. The owner’s title insurance policy shall insure marketable fee simple title to the Real Property in Buyer, subject only to the Permitted Exceptions, in the amount of the Purchase Price, as of the date and time of Closing or the recording of the Deed, whichever is later, and shall include such endorsements as Buyer shall require and which endorsements shall be at Buyer’s sole cost (except for endorsements that are necessary to address a title objection, which shall be at Seller’s expense).
     3.7. “AS” “IS” CONDITION; RELEASE. EXCEPT FOR THE EXPRESS WARRANTIES, REPRESENTATIONS AND COVENANTS OF THE SELLER HEREIN CONTAINED, THE BUYER ACKNOWLEDGES AND AGREES THAT IT IS SOLELY RELYING UPON ITS INVESTIGATION AND EXPERTISE AND THAT OF ITS CONSULTANTS, CONTRACTORS, LAWYERS, ACCOUNTANTS AND OTHER ADVISORS WITH RESPECT TO WHETHER OR NOT TO PURCHASE THE PROPERTY AND THAT BUYER IS NOT ACTING UPON OR UNDER ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION OF ANY NATURE OF THE SELLER WITH RESPECT TO ANY EXPECTATIONS OR UNDERSTANDINGS AS TO THE PROFITABILITY OR LACK OF PROFITABILITY, STRUCTURAL OR OTHER CONDITIONS RELATED IN ANY MANNER TO THE PROPERTY. IN THE EVENT THE BUYER PURCHASES THE PROPERTY IN ACCORDANCE WITH THE TERMS HEREOF AFTER WAIVER OF THE CONDITIONS SET FORTH HEREIN, THE BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTY ARE BEING PURCHASED IN AN “AS IS,” “HOW IS” AND “WHERE IS” CONDITION AND THAT THE BUYER IS, EXCEPT FOR THE EXPRESS WARRANTIES, REPRESENTATIONS AND COVENANTS OF SELLER HEREIN CONTAINED, HEREBY RELEASING

THE SELLER AND ALL OF THE PERSONS, TRUSTS AND ENTITIES THAT THE SELLER IS EXECUTING THIS AGREEMENT ON BEHALF OF AS OWNERS OF THE PROPERTY FROM ALL CLAIMS OR CAUSES OF ACTION RELATING IN ANY WAY TO ANY AND ALL IMPLIED (AS OPPOSED TO EXPRESS) WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY, REPRESENTATIONS AND COVENANTS, ANY EXPRESSLY DISCLAIMED MATTERS BY SELLER, OR OTHERWISE WITH RESPECT TO THE PROPERTY OR THE CONDITION THEREOF.
     IN ADDITION TO THE FOREGOING, THE BUYER ACKNOWLEDGES AND AGREES THAT IN THE EVENT THE BUYER PURCHASES THE PROPERTY IN ACCORDANCE WITH THE TERMS HEREOF, THE BUYER SHALL BE DEEMED TO HAVE MADE ITS OWN INSPECTION OF THE PROPERTY WITH RESPECT TO THE EXISTENCE OR POTENTIAL EXISTENCE OF LEAD-BASED PAINT, ASBESTOS, MOLD, INDOOR AIR QUALITIES, MOISTURE, MICROORGANISMS, RADON, OR ANY OTHER CHEMICAL OR TOXIN SECRETED THEREFROM, INCLUDING WITHOUT LIMITATION, WALL CAVITIES, ATTICS, WINDOWS, BASEMENTS, EXTERIOR OR INTERIOR SURFACES OF THE BUILDING CONSTITUTING THE REAL PROPERTY OR ANY PART THEREOF, AND THAT THE BUYER HEREBY RELEASES THE SELLER WITH RESPECT TO ANY CLAIMS OR CAUSES OF ACTION RELATING IN ANY WAY TO THE CONDITION OF THE PROPERTY WITH RESPECT TO THE FOREGOING MATTERS.
4. CURRENT OPERATIONS
     4.1. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not enter into, modify, or terminate any lease, agreement and/or contract affecting the Real Property, except as reasonable and standard practice in the ordinary course of business, and, with respect to new service contracts and other agreements (but not residential lease agreements), Buyer shall be given prior notice thereof and such new service contract or other agreement shall be terminable without penalty or payment upon not more than 30 days’ notice. No rents or deposits with respect to the Real Property are or on the Closing date will be held by Seller, except security deposits and prepaid rents for the current month.
     4.2. From the Effective Date until the Closing or earlier termination of this Agreement Seller shall conduct the business of the Property in the ordinary course in substantially the same manner as the Property is operated as of the Effective Date, including maintenance of substantially the same leasing practices, advertising and marketing programs for the Real Property, and in accordance with all applicable laws, and will not (i) transfer or convey the Property or any interest in Seller, or enter into any agreement to do so, where such transfer or conveyance would impair Seller’s ability to convey the Property to Buyer as set forth herein (except for a conveyance permitted pursuant to the last sentence of Section 11 hereof), (ii) create or agree to any easements, liens, mortgages, encumbrances or other interests that would affect the Property or Seller’s ability to comply with this Agreement (with the exception of any easements, encumbrances or other interests created necessary to effect the creation of the Condominium in strict accordance with the terms of Section 12 hereof); (iii) fail to maintain and repair the Real Property in at least the manner that Seller has done previously; (iv) fail to comply promptly with any notices of violation of laws or municipal ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other state, city or municipal departments or other governmental authorities having jurisdiction against or affecting the Real Property or the use or operation thereof; (v) initiate or knowingly consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Real Property (with the exception of actions taken to convert the Real Property to a condominium); (vi) fail to pay when due and payable all taxes and other public charges assessed against the Real Property or Seller; (vii) fail to keep current and free from default any and all secured financing against the Real Property; (viii) fail to pay in a timely fashion all proper bills for labor or services for work performed for on or behalf of Seller with respect to the

Property; or (ix) fail to comply with all covenants, restrictions, easements or agreements affecting the Real Property. Between the Effective Date and the Closing date, Seller shall maintain in full force and effect substantially the same insurance coverages currently in place.
     4.3. Seller shall give to Buyer full and accurate written disclosure of any material change in any Seller Representation or any change in any Exhibit to this Agreement promptly upon obtaining knowledge thereof (provided, however, that no such subsequent disclosure shall be deemed to modify any such Representation or Exhibit for the purpose of determining any right or remedy of Buyer under this Agreement).
     4.4. Seller acknowledges and agrees that, as of the date hereof, certain repairs or modifications are required to be made by Seller at its sole costs and expense to the Real Property relating to the conversion of the former gym into a three (3) bedroom apartment and the former leasing office to a two (2) bedroom apartment in accordance with rent-ready conditions consistent with the other apartments at the Real Property (collectively, the “Required Work”). Seller agrees that it is obligated: (i) to perform the Required Work with materials of similar quality as the existing improvements on the Real Property; (ii) to diligently and continuously (subject to matters of force majeure, delays caused by Buyer and matters otherwise beyond the reasonable control of Seller) carry out such Required Work until completion thereof, which completion shall occur prior to the Closing date; (iii) upon receipt of a written request from Buyer, to provide Buyer with lien waivers following completion of the Required Work from each and every contractor, materialman, engineer, architect and surveyor who might have lien rights in connection therewith, in form and substance reasonably satisfactory to Buyer and its counsel and to indemnify Buyer from and against any claims, or demands for payment, or any liens or lien claims made against Buyer or the Real Property for labor or materials provided to or for the benefit of Seller in performing the Required Work, provided that such claims or demands for payment, liens or lien claims do not result from Buyer’s negligence or willful misconduct; and (iv) to indemnify, defend and hold Buyer harmless from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses and court costs) suffered, incurred or sustained by Buyer as a result of, by reason of, or in connection with the Required Work.
     4.5. Seller shall reasonably cooperate in the transfer of the Property. In furtherance thereof, if any utility accounts are not transferred as of the Closing date, the parties shall cooperate in arranging for said transfer as soon as practicable after the Closing date.
     4.6. The covenants set forth in Section 4 of this Agreement shall survive Closing for one (1) year.
5. CLOSING
     5.1. Buyer’s Deliveries. At the Closing, Buyer shall deliver to Title Company (i) for payment to Seller, the Purchase Price, via federal wire transfer of funds, as adjusted by the adjustments set forth in Section 5.3 below, and (ii) the Closing Statement in accordance with Section 5.3 hereof. Buyer shall assume all of the landlord’s obligations under the Leases relating to periods subsequent to Closing including the obligation to refund security deposits of tenants of the Real Property, but only as to those security deposits for which Buyer receives credit at the Closing against the Purchase Price. Buyer shall not assume any obligations under the Leases for claims or suits of tenants asserted as arising from the conduct of Seller or from events occurring prior to the Closing and Seller shall have no obligation under the Leases for claims or suits of Tenants asserted as arising from the conduct of Buyer or from events occurring after the Closing.
     5.2. Seller’s Deliveries. At the Closing, Seller shall execute and/or deliver to Buyer the following, each of which shall be in form and substance reasonably satisfactory to Buyer, with drafts thereof having been provided by Seller to Buyer not less than three (3) Business Days prior to Closing:

          (i) A warranty deed, in recordable form, conveying marketable title to the Real Property subject only to the Permitted Exceptions, to Buyer, and any required real estate transfer tax/documentary/deed tax affidavits, applications or declarations;
          (ii) An assignment of the Leases and other occupancy agreements and all rents due and to become due thereunder with respect to the Real Property; provided, however, that such assignment shall not impose any liability on Buyer for any default of Seller under the Leases. Seller shall in such assignment indemnify, agree to defend and hold Buyer harmless from any liability of any kind or nature that shall have accrued under the Leases prior to Closing and Buyer shall in such assignment indemnify, agree to defend and hold Seller harmless from any liability of any kind or nature that shall have accrued under the Leases subsequent to Closing;
          (iii) A bill of sale and assignment covering all of the Personal Property, warranties (specifically including the roof warranty, if any), any Contracts that Buyer elects to assume from and after Closing (to be listed as an exhibit thereto), licenses, permits, entitlements, all intangible rights associated with the Property and all claims, guarantees, warranties, indemnifications and all other rights, if any, which Seller may have against suppliers, laborers, materialmen, contractors or subcontractors arising out of the Real Property and such bill of sale shall warrant title to such Personal Property and that the same are in good operating condition;
          (iv) An affidavit stating that the Rent Roll attached to this Agreement as Exhibit E is, as of Closing, true, accurate and complete and noting any differences between such Rent Roll and the then current state of facts with respect to the matters set forth on the Rent Roll;
          (v) An affidavit stating that Seller is not a “Foreign Person” within the meaning of Internal Revenue Code Section 1445(f)(3) or Buyer shall be entitled to withhold appropriate amounts as required by the Internal Revenue Code;
          (vi) All affidavits required by the Title Company to issue the owners policy of title insurance in accordance with the Commitment approved by Buyer, and such evidence as Title Company may require that Seller has the power and authority to execute and enter into this Agreement and to consummate the sale of the Real Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Seller, the performance by Seller of all of Seller’s duties and obligations under this Agreement, and the execution and delivery by Seller of all documents and other items to be executed and delivered to Buyer at Closing, have been accomplished;
          (vii) A 1099-S request for taxpayer identification number and certification and acknowledgment in the customary form thereof;
          (viii) The Closing Statement in accordance with Section 5.3 hereof;
          (ix) Any special notices, disclosures, certificates or other instruments required by applicable local law, the Title Company or Buyer’s auditors;
          (x) A certificate of Seller certifying to Seller’s actual knowledge as of the Closing Date that the representations and warranties of Seller set forth on Exhibit C hereof are, subject to any changes of fact or circumstance affecting such representations and warranties that occur between the Effective Date and the Closing date (and are approved by Buyer) are true and correct in all material respects;
          (xi) Exclusive possession of the Property to Buyer, subject only to the Permitted Exceptions and the rights of tenants under the Leases;

          (xii) All original Leases, lease files, correspondence files and other books and records, keys to all leased premises and to the Real Property, security codes, if any, and maintenance agreements (e.g., HVAC maintenance agreement) relating solely to the Property in Seller’s possession (to the extent Closing occurs through an escrow procedure, such Leases, files and books and records shall be deposited with the escrow agent before Closing and shall be delivered to Buyer on the first business day immediately following Closing);
          (xiii) All original, to the extent available, existing plans and specifications in Seller’s possession or control relating to the improvements located upon the Real Property; all licenses, permits and certificates of occupancy or such other comparable certificates or documents issued by the appropriate governmental authorities with respect to the Real Property or any part thereof; and
          (xx) A notice to all tenants of the Real Property of the change of ownership of the Real Property and directing that rental and all other payments to be made by such tenants under their Leases shall be paid to Buyer at an address to be designated by Buyer in such notice.
     5.3. Closing Statement. Seller and Buyer shall execute and deliver to each other a Closing Statement showing the amounts by which the Purchase Price shall have been adjusted, such adjustments to be made as of the date of Closing, as follows:
          (i) Taxes and assessments, special and otherwise, which are a lien against the Real Property and which are due and payable as of the date of Closing shall be paid (or caused to be paid) by Seller at or prior to Closing. All other liens which encumber the Property as of Closing shall be the sole responsibility of Seller; provided, that, Buyer may, at its option, pay any such liens and receive full credit against the Purchase Price;
          (ii) Real estate taxes shall be prorated between the parties and/or paid by the parties based on local custom used for prorating real estate taxes in commercial transactions at the location of the Real Property (i.e., Seller shall pay all amounts attributable to any period prior to Closing). Reimbursements received by Seller or Buyer of amounts paid for real estate taxes shall be prorated between the parties in the manner hereinabove provided for the proration of real estate taxes;
          (iii) Real transfer taxes and documentary stamps or filing/recording fees (exclusive of Buyer lender document recording fees and stamps) shall be paid by Seller;
          (iv) Seller shall deliver to Buyer (or Buyer shall receive a credit against the Purchase Price in the amount of) all unapplied security deposits provided for under the Leases (including all interest earned thereon if any or if required by applicable laws);
          (v) Seller shall pay all water, sewer, and utility charges and other operating expenditures and all payments to be made by Seller under Contracts through Closing, and any payments received or receivable by Seller under Contracts shall be pro-rated through Closing. If final readings have not been taken, estimated charges based on the most recent statements received shall be prorated between the parties, and post-closing adjustments shall be made when the actual billings are received or an escrow shall be established to provide for payment of utility and other maintenance payables;
          (vi) Rentals under all Leases (including apartment leases, office leases, parking leases and cell tower leases) received by Seller prior to Closing shall be prorated between the parties with rentals from and after the date of Closing allocated to Buyer. If and when Buyer receives any past due rents or other charges owing with respect to periods before the Closing date, Buyer shall be entitled to apply such sums to current rent and other charges, and shall remit any excess sums allocable to periods prior to the date of Closing to Seller;

          (vii) any unpaid leasing or brokerage commissions, or apartment locator fees, in each case, which relate in any way to any Lease(s) which have been signed prior to Closing in connection with the Real Property shall be paid by Seller;
          (viii) Seller shall pay the costs of the owner’s title insurance policy as set forth in Section 3.6 hereof; and
          (ix) all escrow fees of Title Company shall be borne equally by Seller and Buyer.
     5.4. Conditions of Buyer’s Obligation. Buyer’s obligation to consummate the purchase and sale of the Property on the Closing date shall be contingent and conditioned upon the satisfaction or performance of the following conditions, any one or more of which may be waived by Buyer, in whole or in part, on and as of the Closing date:
               (i) Seller shall have performed in all material respects all covenants, undertakings and obligations of Seller required to be performed by Seller under this Agreement and all Representations remain true and correct in all material respects;
               (ii) On the Closing date, Seller shall have delivered all documents and instruments required to be delivered by Seller under Section 5.2 hereof; and
               (iii) The Title Company shall have irrevocably and unconditionally committed to Buyer in writing to issue the owners title insurance policy satisfying the conditions of this Agreement pursuant to which the Title Company commits to insure Buyer’s title to the Real Property in an amount equal to the Purchase Price and subject only to the Permitted Exceptions; provided, however, in the event that Title Company is unable to so commit as a result of Buyer’s failure (a) to perform any obligations of Buyer under this Agreement, or (b) to satisfy any requirements set forth in the Commitment other than to the extent such requirements will be satisfied by the execution and delivery of the documents to be executed and delivered by Seller pursuant to this Agreement and the payment of the title insurance premium for the Title Policy by Seller pursuant to Section 3.6 of this Agreement, then (x) such failure by the Title Company to so commit shall not constitute a failure to satisfy or perform the closing condition set forth herein and (y) if Buyer does not consummate the transaction contemplated by this Agreement, Buyer shall be in default under this Agreement and Seller shall have the right to exercise such rights and remedies as may be provided for in Section 6 this Agreement.
If any of the foregoing conditions have not been satisfied or performed on or as of the Closing date, Buyer shall have the right, at Buyer’s option, to terminate this Agreement by giving Seller written notice of such termination on and as of the Closing date, in which event the Deposit shall be refunded to Buyer promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. Nothing contained in this Section 5.4 shall limit Buyer’s remedies as contained in this Agreement.
     5.5 Possession at Closing. Seller shall surrender possession of the Property to Buyer on the Closing date, subject only to the Permitted Exceptions.
6. DEFAULT
     6.1. If Buyer fails to pay the Purchase Price on the Closing date such that the sale contemplated hereby is not consummated for in excess of twenty (20) days after written notice thereof to Buyer, provided that Seller is not then in default hereunder, Seller’s sole and exclusive remedy shall be to terminate this Agreement, in which event (i) this Agreement shall terminate and be of no further force or effect, and (ii) the Deposit shall be delivered to Seller as liquidated damages. The parties acknowledge that Seller’s actual damages in the event of a default by Buyer will be difficult to ascertain, that such liquidated damages represent the parties’ best estimate of such damages, and that Seller and Buyer believe such liquidated damages are a reasonable estimate of such damages. The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, in the event of a default. Such liquidated damages shall be the sole and exclusive remedy of Seller by reason of a default by Buyer, and Seller hereby waives and releases any right to sue Buyer for specific performance of this Agreement or to prove that Seller’s actual damages exceed the amount which is herein provided to Seller as full liquidated damages; provided, however, that the foregoing shall not limit Seller’s right to indemnification as set forth elsewhere in this Agreement.
     6.2. If Seller defaults in the performance of any of its obligations and/or covenants hereunder for in excess of twenty (20) days after written notice thereof to Seller, provided that Buyer is not then in default hereunder, at Buyer’s election in its sole discretion, Buyer may seek specific performance of this Agreement or Buyer may elect to have the Deposit delivered to Buyer and Buyer shall have the right to pursue all other remedies available at law; provided, however, that except as set forth in Section 10 hereof, monetary damages against Seller shall be limited to Borrower’s actual, out-of-pocket expenses in connection herewith and its investigations and diligence of the Property; provided further, however, that the foregoing shall not limit Buyer’s right to indemnification from Seller as set forth elsewhere in this Agreement.
7. DAMAGE TO PROPERTY
     If any improvements on the Real Property are damaged or destroyed by fire, storm or other casualty (a “Casualty”) on or before Closing, Seller shall give prompt written notice thereof to Buyer. If the Casualty is for any part of the Real Property is in excess of five percent (5%) of the total rentable area, five percent (5%) of the garage or covered parking, or two and one-half percent (2.5%) of the Purchase Price (any of the foregoing, a “Material Casualty”), then Buyer may terminate this Agreement within fifteen (15) days after receiving notice of such Material Casualty (and the Closing date shall be extended, if necessary, to afford Buyer the full 15 days), by notice to Seller, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Buyer, and (iii) neither party shall have any further liability or obligation hereunder. In the event that the Casualty is not a Material Casualty, or if Buyer does not elect to terminate this Agreement due to a Material Casualty, then in the event of Closing, Buyer shall be entitled to receive an absolute assignment from Seller of Seller’s interest in the proceeds of any insurance on the Property (including any rent loss insurance allocable to the period from and after Closing) (or, if paid to Seller prior to Closing, to offset the Purchase Price), and the Purchase Price shall be reduced by the amount of any deductible. Buyer shall have the right to participate in any negotiations with the insurance company in connection with any Casualty prior to the Closing date, and if no notice of termination is given by Buyer in accordance with this Section 8, then no settlement shall be made without Buyer’s prior written consent.
8. CONDEMNATION
     If notice of any action, suit or proceeding shall be given, or a bona fide threat of the commencement thereof shall be made, prior to Closing for the purpose of condemning or taking by eminent domain any part of the Real Property (a “Condemnation”), Seller shall give prompt written notice thereof to Buyer. If the Condemnation is for any part of the Real Property is in excess of five percent (5%) of the total rentable area, five percent (5%) of the total number of existing parking spaces, or two and one-half percent (2.5%) of the Purchase Price, or permanently and materially impairs the current use of all or any portion of the Real Property or access to the Real Property (any of the foregoing, a “Material Condemnation”), then Buyer may terminate this Agreement within fifteen (15) days after receiving notice from Seller of such Material Condemnation (and the Closing date shall be extended, if necessary, to afford Buyer the full 15 days), by notice to Seller, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Buyer, and (iii) neither party shall have any further liability or obligation hereunder. In the event that the Condemnation is not a Material Condemnation, or if Buyer does not elect to terminate this Agreement due to a Material Condemnation, then in the event of Closing, the proceeds of such condemnation shall be assigned and shall belong to Buyer (or, if paid to Seller prior to Closing, to offset the Purchase Price). Buyer shall have the right to participate in any negotiations in connection with any noticed or threatened Condemnation prior to the Closing date, and if no notice of termination is given by Buyer in accordance with this Section 8, then no settlement shall be made without Buyer’s prior written consent.
9. BROKER
     Each party represents and warrants to the other that they have not dealt with a real estate broker or finder in connection with the purchase and sale of the Property with the exception of Marcus & Millichap of Oakbrook Terrace, Illinois, who has acted as agent for Seller (“Broker”). Seller shall be responsible for all fees and commissions due Broker. Buyer shall indemnify, defend and hold harmless Seller against any liability for brokerage commissions, finders’ fees or the like (“Commissions”) arising from the purchase of the Property that may be claimed by any party alleging to have been retained or utilized by Buyer. Seller shall indemnify, defend and hold harmless Buyer against any liability for Commissions arising in connection with the sale of the Property which may be claimed by any party alleging to have been retained or utilized by Seller and Seller shall provide a waiver of broker lien rights executed by Broker at Closing. The provisions of this Section shall survive Closing or the termination of this Agreement.
10. ADDITIONAL PROVISIONS; NOTICES
     The provisions set forth on Exhibits C and F attached hereto and incorporated herein by reference shall be deemed included in this Agreement. The representations and warranties set forth on Exhibit C or otherwise in this Agreement shall be deemed to be made as of the Effective Date and again as of the date of Closing and shall survive Closing for one (1) year. Buyer hereby waives any claim for breach of said representations and warranties not asserted within said six (6) months after the expiration of said one (1) year period. Notwithstanding the foregoing provisions of this Section 10, it is expressly acknowledged and agreed that, if Buyer shall actually discover, or be made aware, prior to Closing that any Representation was untrue when made, or has become untrue prior to Closing, then, Buyer shall have the right to terminate this Agreement promptly upon written notice to Seller on or prior to the Closing Date, and in the event of such termination the Deposit shall promptly be returned to Buyer; provided, however, that if the representation or warranty was (A) known to Seller to be materially false or inaccurate when made or (B) known to Seller to be materially false or inaccurate prior to the Closing but not disclosed in writing to Buyer at or prior to Closing, then Buyer shall be entitled to recover in addition to the amount of Buyer’s actual, out-of-pocket expenses in connection with this Agreement and its investigations and diligence of the Property as provided in Section 7 hereof, any other actual damages incurred by Buyer in an amount not to exceed One Hundred Thousand and 00/Dollars ($100,000.00).
11. ASSIGNMENT
     This Agreement is freely assignable by Buyer without the prior written consent of Seller to any affiliate of Steadfast Asset Holdings, Inc. (and including without limitation in connection with any investment program thereof), provided that such assignment is in writing and that the assignee assumes all of the interests and all of the obligations of Buyer under this Agreement, which assignment shall be deemed effective upon written notice given to Seller, and any such assignment by Buyer automatically and without the requirement of any further written instruction shall constitute a novation and release of the assignor under this Agreement effective as of the date of such assignment. Other than the foregoing, Buyer may assign this Agreement only with the prior consent of Seller, which may be granted in Seller’s sole discretion. Seller may not assign this Agreement or any interest therein without the prior written consent of Buyer in its sole and absolute discretion, provided, however, that prior to Closing, Seller shall be entitled to transfer ownership of the Property to a limited liability company whose members have the same beneficial interests as their beneficial interests under the Seller provided that the limited liability company assumes all of the obligations of Seller under this Agreement, all such members execute and deliver to Buyer a “joinder” in form and substance identical to that provided by Beneficiary, and the conveyance documents are reasonably acceptable to Buyer.
12. CREATION OF CONDOMINIUM.
     Buyer is aware that Seller is in the process of creating a Condominium for real estate owned by Seller, in order to ultimately convey the Real Property to Buyer. Seller hereby agrees to proceed diligently and in good faith to expeditiously exercise reasonable diligence to create the Condominium (subject to the terms of Section 3.5 hereof). Buyer shall diligently and in good faith exercise reasonable diligence in its pre-submission review of the draft Condominium Documents, and both Buyer and Seller shall negotiate in good faith, diligently and expeditiously to promptly resolve any disagreement or conflict regarding the terms of the draft Condominium Documents. In the event that, notwithstanding such diligent and good faith efforts to exercise reasonable diligence, Seller is unable to complete the creation of the Condominium to affect the conveyance of the Real Property to Buyer within ninety (90) days of the Effective Date, then Buyer may either (A) terminate this Agreement upon written notice to Seller, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Buyer, and (iii) neither party shall have any further liability or obligation hereunder, or (B) extend the Closing by such period as is reasonably necessary for Seller to accomplish the creation of the Condominium.
13. MISCELLANEOUS
     13.1 Amendment. This Agreement cannot be modified except by a written instrument signed by the parties.
     13.2 Beneficiaries. Subject to Section 11 hereof, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective, successors, assigns and transferees. This Agreement confers no rights or remedies on any third party.
     13.3 Consents and Approvals. If an action by any party requires the consent or approval of another party, that consent or approval shall be given, if at all, in writing, and any consent or approval given in one instance shall not be deemed a consent or approval in any other instance.
     13.4 Construction. Any list of examples set forth in this Agreement shall be deemed to be illustrative, not exhaustive, unless explicitly specified otherwise. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. The use of the neuter singular pronoun to refer to any party shall be a proper reference even though that party may be an individual, a business entity, or a group of two or more individuals or business entities. All attachments referenced within the Agreement shall be deemed incorporated in the Agreement by such reference.
     13.5 Counterparts. This Agreement may be signed in one or more counterparts, which together shall constitute one and the same instrument. Signatures shall be binding on the signer when delivered, regardless of whether delivery is in hard copy or by electronic means (notwithstanding any statutory or decisional law to the contrary). Any defense(s) to the enforcement of this Agreement based on the form of signature hereto by either party are hereby waived.
     13.6 Entire Agreement. This Agreement and the exhibits attached hereto sets forth fully and completely the agreement between the parties in connection with this transaction, there are no written or oral agreements between the parties relating to this transaction that are not expressly set forth herein and this Agreement supersedes all prior oral or written agreements relating to this transaction.
     13.7 Equal Participation. Seller and Buyer have participated equally in the preparation of this Agreement, and, therefore, this Agreement and each provision thereof shall not be construed in favor of or against any party to this Agreement by reason of one party’s being deemed to prepared this Agreement or imposed such provision.
     13.8 Extension for Non-Business. To the extent a time period set forth in this Agreement expires on a Saturday, Sunday or State or Federal holiday, then such time period shall expire on the next day which is not a Saturday, Sunday or State or Federal holiday.
     13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State in which the Real Property is located without regard to conflict of law principles.
     13.10 Headings. The titles and headings in this Agreement are provided as a matter of convenience only and shall not be understood to define, limit, construe, or describe the scope or intent of any provision of this Agreement.
     13.11 Legal Fees. In the event of any litigation between Buyer and Seller relating to or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party its actual costs and expenses of the litigation, including reasonable attorneys’ fees. The provisions of this Section shall survive Closing or the termination of this Agreement.
     13.12 Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     13.13 Waivers. A waiver by any party of a performance obligation or default under any provision of this Agreement shall not be deemed (i) a waiver of a further obligation or default under the same provision or (ii) a waiver of an obligation or default under any other provision.
     13.14 Tax Free Exchange. Buyer may acquire the Real Property and Seller may sell the Real Property as a tax-free exchange under Section 1031 of the Internal Revenue Code. In connection therewith, the parties agree to execute such documents as are reasonably necessary or appropriate and to otherwise cooperate with one another to effectuate such exchange; provided the other party’s representatives shall have a reasonable opportunity to review such documents prior to Closing and further provided that the party not participating in an exchange shall not incur any additional cost or liability as a result of the exchange.
          Each party electing to request such an exchange hereby indemnifies, defends and holds the other party free and harmless from any loss or liability (including, but not limited to the tax ramification to the other party of such tax-free exchange) arising by reason of performing the acts required hereby to effectuate such exchange. The party which has not requested the exchange shall not take title to or otherwise assume any liability with respect to the property to be exchanged with the Property.
     13.15 Buyer’s Representations and Warranties. Buyer represents and warrants that it has the right to execute this Agreement and to purchase the Property without obtaining the consent, approval, release, or signature of any other party that has not been obtained as of the date hereof or will be obtained prior to Closing. The signatories hereto on behalf of Buyer have been duly authorized to execute and deliver this Agreement and to bind Buyer hereto. Buyer has full power to consummate the transaction described in this Agreement, the execution and delivery of this Agreement by Buyer and the consummation by Buyer of this transaction described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of Buyer such that this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and to the application of general equitable principles in connection with the enforcement thereof. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transaction contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions or any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is a party, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer. The representations and warranties of Buyer as set forth herein shall survive the Closing for a period of one (1) year. Seller hereby waives any claim for breach of said representations and warranties not asserted within said six (6) months after the expiration of said one (1) year period.
     13.16 Confidentiality. Buyer hereby agrees that all information and files to be provided to Buyer by Seller in connection with the Property and any and all inspection reports prepared by the Buyer therefrom shall be deemed “Confidential Information.” Buyer shall use said Confidential Information solely for the purpose of determining whether or not the Buyer desires to purchase the Property. At such time as Closing occurs, such Confidential Information shall no longer be deemed confidential. Except as otherwise expressly provided immediately above, the Buyer shall keep all Confidential Information confidential and hold and treat it in the strictest of confidence, and Buyer shall not disclose the discussions that are taking place regarding a potential transaction between the parties hereto. Except for Buyer’s employees, agents, attorneys, accountants, investors or prospective investors, lenders or prospective lenders, and other advisors and consultants, who have a need to know and advise the Buyer concerning the transaction herein provided for by their inspections or in otherwise advising the Buyer (each, a “Buyer Advisor”), Buyer may not disclose or allow the disclosure of the foregoing Confidential Information to any party. Buyer shall inform each Buyer Advisor to which such Confidential Information is disclosed, to keep such Confidential Information confidential subject to the terms hereof. Notwithstanding anything herein to the contrary, (i) Buyer may make any disclosure of Confidential Information to which Seller gives its prior written consent, (ii) any Confidential Information may be disclosed in connection with any judicial suit or action or other adversarial proceedings between the parties hereto or otherwise involving Buyer or any Buyer Advisor, (iii) any Confidential Information may be disclosed as may otherwise be required by law, in the good faith opinion of its legal counsel, or a court order, and/or (iv) any Confidential Information may be disclosed as generally may be in the public domain by virtue of a disclosure not in violation hereof.
     Unless Seller gives its prior written consent to Buyer, Buyer may not (a) disclose any Confidential Information to any person or entity other than as referred to or permitted above or (b) use or permit the use of any Confidential Information for any purpose other than evaluating Buyer’s contemplated purchase from the Seller in connection with the acquisition of the Property. Any copies of Confidential Information provided to Buyer by Seller shall destroyed or be returned to Seller (at Seller’s option) within ten (10) days after any termination of this Agreement.
     The Buyer also agrees that any breach or violation of the provisions of this section relating to confidentiality would irreparably injure the Seller and may leave the Seller no adequate remedy at law in which event the Seller shall be entitled to injunctive relief against the Buyer with respect to any breach and seek all damages resulting therefrom against the Buyer; provided, however that such damages shall not exceed $100,000.00 and shall not include punitive or consequential damages. Seller’s remedies and damages for breach of these confidentiality provisions shall not be limited to and shall be in addition to the payment of the Deposit to Seller in connection with a termination of this Agreement by Seller as a result of said breach or violation.

     13.17 Press Releases. Any press release which the Buyer desires to make with respect to the Real Property will not be made without the written consent of the Seller which consent may be withheld in Seller’s sole discretion until ten (10) days after Closing has occurred with respect to the Real Property, after which date no consent of (or notice to) Seller shall be required.
     13.18 Counsel. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.
     13.19 Time of Essence. Time is of the essence of this Agreement. Anywhere a date certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement.
     13.20 Jury Trial Waiver. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH SELLER AND/OR BUYER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH, OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES AND EACH HEREBY REPRESENTS AND WARRANTS TO THE OTHER THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS AND WARRANTS TO THE OTHER THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OF ITS OWN FREE WILL, AND HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. The provisions of this Section shall survive Closing or the termination of this Agreement.
     13.21 Broker Disclosure. Seller is a licensed real estate entity in the State of Wisconsin.
     13.22 Record Access and Retention. Where there is a legitimate reason (including, without limitation, a tax or other audit, other governmental inquiry, or actual or prospective claim by or against either Seller or Buyer, or to which Seller or Buyer may become a party) for Seller or Buyer to require access to records or other information relating to the Property that is in the possession or control of the other party, and if providing such access would not adversely affect (excluding records and information requested in connection with a claim against the other party so long as such information is not subject to attorney-client privilege) the party whose records or other information are being sought (in the good faith judgment of such party), each party will allow the other reasonable access to such records and information at its then-current location (or such other location as the party in possession of such records or information may reasonably designate), in order to analyze and/or copy the same (at the requesting party’s sole cost and expense), for use solely for the purposes for which the same are being requested. In any case in which a party hereto desires to obtain any records or information pursuant to this Section 13.22, such party shall notify the other in writing of such request, setting forth in such notice the purposes for which such records and information are being requested and the expected use thereof (including, if applicable, the nature of any claim or other proceeding in which the same will be used and the parties thereto), and the party receiving such request may, as a condition to granting the same, require that the requesting party enter into an agreement protecting the confidentiality of such records and information. In no event shall a party be obligated to provide access to records or other information under this Section 13.22 in connection with any litigation, claim, or dispute between Buyer and Seller, or in which Buyer and Seller are or may become adverse parties, other than in accordance with applicable discovery and evidentiary rules and procedures applicable to such matter, and no access to or disclosure of records or information shall be required hereunder if the same would or reasonably could result in the loss of any attorney-client privilege or other applicable evidentiary privileges that may be applicable to such records or information. Each party shall maintain its records for use under this Section 13.22 for a period of not less than one (1) year after the Closing date. The provisions of this Section shall survive Closing.

     13.23 IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the last date set forth below.

BUYER: STEADFAST ASSET HOLDINGS, INC.
By:	/s/ Dinesh Davar	3/24/10
	Dinesh Davar, CFO	Date

SELLER: CHICAGO TITLE LAND TRUST COMPANY, as Trustee under Trust Number 51-0615-0 dated August 15, 1967, an Illinois Land Trust by: Towne Realty, Inc. d/b/a Lincoln Tower, Inc., authorized beneficiary
By:	/s/ John W. Keasey	3/25/10
	John W. Keasey, Vice President	Date

Exhibit List:
A — Legal Description of Property
B — Personal Property
C — Seller’s Representations and Warranties
D — Seller’s Documents
E — Rent Roll
F — Notice Provisions
G — List of Contracts

EXHIBIT A
Legal Description
To be provided by Title Commitment

EXHIBIT B
Personal Property
To be provided as a Seller Document

EXHIBIT C
Seller’s Representations and Warranties
     Seller represents and warrants as follows, and shall indemnify Buyer against any liability and expense, including attorneys’ fees, incurred by Buyer due to any of the following being materially untrue or inaccurate:
     1. Contracts. To Seller’s knowledge, the Contracts set forth on Exhibit G are the only agreements, contracts, and/or understandings relating to the ownership, operation, maintenance or use of the Property and Seller has not contracted for any services or employment and has made no commitments or obligations therefor which will bind Buyer as a successor in interest with respect to the Property. All of the Contracts are in full force and effect. The copies of the Contracts which have been or will be delivered by Seller to Buyer are true, correct and complete in all material respects and include all amendments or modifications thereto. To Seller’s actual knowledge, there are no existing material defaults under any Contracts by Seller or any counterparty thereto.
     2. Rent Roll/Leases. The rent roll provided by Seller (“Rent Roll”) is a true and correct list of all of the Leases presently in force and affecting the Real Property and truly, accurately, fully and completely sets forth the information to be contained therein, including the lease term and rental, information noted thereon; all of the Leases are in full force and effect and no amendment, modification or supplement of any kind of any of such Leases exists other than as specified on the Rent Roll; and all rental and other payments due under the Leases as of the Effective Date has been paid in full, except as noted on the Aged Delinquency Report. Other than as set forth on the Rent Roll, there are no leases, rental agreements or occupancy agreements for use or occupancy of any portion of the Real Property. The Rent Roll is the rent roll maintained by Seller and relied on by Seller for internal administration and accounting purposes in its day to day operations. To Seller’s actual knowledge, no tenant under any Lease is in material default under the applicable Lease, except as disclosed by the Aged Delinquency Report. Seller has complied in all material respects with Seller’s duties and obligations as “lessor” or “landlord” under the Leases.
     3. Concessions and Commissions. No tenants of the Real Property are entitled to any concessions, rebates, allowances, or free rent for any period after the Closing and none of the Leases or other instrument that will be assigned to Buyer at Closing provide for commissions payable by the owner of the Real Property that have not yet been paid by Seller.
     4. Violation Notices. To Seller’s knowledge, Seller has not received any notice and has no knowledge of or information as to (i) any violation by Seller or any prior owner of any laws, zoning ordinances or building health or fire rules or regulations affecting the Real Property or any other material notice from any applicable governmental authority with respect to Seller or the Real Property, or (ii) any existing or threatened condemnation or other legal action of any kind involving the Real Property. If any of the foregoing arise prior to the Closing date (other than a Condemnation, which is subject to the terms of Section 8 of the Agreement), Seller shall promptly notify Buyer, but shall not otherwise have any remedial or other obligations in connection therewith except to the extent arising due to a breach by Seller of any Seller obligation under this Agreement. Buyer is aware that parts of the Real Property may not meet current fire/life safety/zoning requirements, but to Seller’s knowledge use of the Real Property is a legal, non-conforming use and no action is delinquent or currently required in regard to these conditions.
     5. Environmental Matters. To Seller’s knowledge, the Real Property is not now and has not ever been used for the purpose of disposal of, refining, generating, manufacturing, producing, storing, handling, treating, transferring, releasing, processing or transporting any petroleum, petroleum derived products and/or hazardous waste or hazardous substance and/or toxic waste or toxic substance, as such terms are defined in the Resource

Conservation and Recovery Act of 1976, 42 USC 6901 et seq., as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 USC 9601 et seq., or the Superfund Amendments and Reauthorization Act, Public Law 99-499, as amended, or any other applicable federal, state or local environmental law, regulation, code or ordinance. To the best of Seller’s knowledge, there are no pollutants, contaminants or hazardous or toxic wastes, substances or materials present (except those which occur solely due to their natural presence in the Real Property and do not, under applicable environmental laws, require remediation, encapsulation or removal, and except as identified in that certain Report of Findings Asbestos-Containing Building Materials (ACBM) Inspection prepared by Randolph & Associates, Inc. as RAI Job #2-1331-005.01 dated August 8-14,1989) in, on or under the Real Property, and the Real Property does not contain any underground storage tanks in, on or under the surface of any portion thereof and the Real Property has never contained any such tanks. To the best of Seller’s knowledge, there is no current violation of any applicable environmental law.
     6. Authorization of Seller. Seller is a trustee under an Illinois land trust, is duly organized, validly existing and in good standing under the laws of the state of Illinois, is the sole owner in fee simple of the Real Property (subject only to the Permitted Exceptions and the Leases) and Towne Realty, Inc. as the authorized beneficiary has the right, power and authority to execute this Agreement and any/all Seller’s Deliveries under Section 5.2 hereof and to sell the Property without obtaining the consent, approval, release, or signature of any other party. The signatories hereto on behalf of Seller have been duly authorized to execute and deliver this Agreement and to bind Seller hereto. Seller has full power and authority to consummate the transaction described in this Agreement, the execution and delivery of this Agreement and any/all Seller’s Deliveries under Section 5.2 hereof by Seller and the consummation by Seller of the transaction described herein have been duly and validly authorized by all necessary action and the observance of all required formalities on the part of Seller such that this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. Neither the execution and delivery of this Agreement and any/all Seller’s Deliveries under Section 5.2 hereof nor the consummation by Seller of the transaction contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which it or the Real Property is bound (including any trust agreement or other organizational or other governing documents of Seller), or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Seller or the Real Property.
     7. Seller’s Knowledge. As used herein, Seller’s knowledge shall be limited to the actual knowledge of Thomas G. Bernacchi, vice president, whom Seller hereby represents is the individual who is in the best position to have all relevant knowledge and information concerning the Property.
     8. Authorization of Beneficiary. Towne Realty, Inc. d/b/a Lincoln Tower, Inc. is the authorized beneficiary under Trust Number 51-0615-0 dated August 15, 1967, an Illinois Land Trust (the “Beneficiary”). Beneficiary is duly organized, validly existing and in good standing under the laws of the state of Illinois and has the right, power and authority to direct (and has authorized and directed) Seller to execute this Agreement and any/all Seller’s Deliveries under Section 5.2 hereof and to sell the Property without obtaining the consent, approval, release, or signature of any other party. Neither the execution and delivery of this Agreement and any/all Seller’s Deliveries under Section 5.2 hereof nor the consummation by Seller of the transaction contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Beneficiary is a party or by which it is bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Beneficiary.
     9. Personal Property. With the exception of mortgage lender’s existing security interest (which will be released at or prior to Closing), Seller owns all of the Personal Property free and clear of all liens, encumbrance and other third party claims.

     10. Solvency. To the actual knowledge of Seller, Seller is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller. To Seller’s actual knowledge the sale of the Property pursuant to this Agreement will not render Seller insolvent.
     11. ERISA. The transaction contemplated by this Agreement (and any underlying obligations contemplated by this Agreement) does not and shall not constitute a non-exempt prohibited transaction under ERISA or a comparable violation of state law.
     12. OFAC. Seller is not any of the following: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (herein called the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (herein called “OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in the foregoing clauses (i), (ii), (iii), or (iv).
     13. Disclosures. To Seller’s actual knowledge, all of the Seller’s Documents delivered or to be delivered to Buyer are true and complete copies of such documents. To Seller’s actual knowledge, Seller has used commercially reasonable efforts to disclose to Buyer, in writing (which disclosure may be by delivery of the Seller’s Documents or the Variances described below), all material information, knowledge and findings relating to the Property and its operations in Seller’s possession.
     14. Variance Disclosure. Seller represents that to Seller’s knowledge there are multiple variances affecting the Real Property on file with the City (“Variances”). Seller does not have copies of the Variances and is working with the Title Company to secure copies. Seller reserves the right to modify the warranties and representations contained herein based upon the information and effect of the Variances.

EXHIBIT D
Seller’s Documents
DUE DILIGENCE ITEMS LIST
Property Specific
Brochure, Offering Package, etc.
Personal Property Schedule
Operations
Warranties (roof, HVAC, elevator, etc.)
Schedule of Vendors and underlying Vendor Contracts utilized at the property
Landscaping/Snow Removal
Parking Lot Sweeping
Parking Lot Repair
Janitorial/Cleaning
Trash Removal
HVAC
Electrical
Window Repair
Plumbing
O&M Manuals
Personal Property and Supplies Inventory (on site)
Monthly Alarm Monitoring Contract
Any other contracts affecting or pertaining to this property
Copies of all License and Permits
Copies of all Governmental notices pertaining to the property including but not limited to Building Code, Health Code, Zoning and Fire Code.
List of current on site Staff with Payroll and Benefit Information for Years 2009 and YTD 2010
List of account numbers for any utility accounts
Any existing engineering study or inspection report
All termite inspection reports
Any property management agreement
Tenant Information
Leases for all tenants and all available Tenant Correspondence files (including amendments/letters/agreements)
The files for residential tenants will not be copied but are on site at the property and are available for inspection. The files for office tenants will be copied and sent to Buyer.
Schedule of Leases Under Negotiation or Leases Out for Signature
Rent Roll (showing, unit number, square footage (for commercial tenants only), monthly rent, deposits, lease term, defaults (financial or otherwise), and such other information as Buyer may require
Resident Phone List (name, address, phone number)
Tenant Work in Progress
Current Tenant Delinquency Report and status of all files placed for eviction or collection

Financial (Property Specific)
Current Year Operating Budget
Operating Statements-YTD and 3 year historical
General Ledger-YTD and 3 year historical
Capital-Current Year Budget/ Historical (3 years)
Real estate tax bills, payment and appeals (3 years)
Schedule of Security Deposits and Prepaid Rents
Cash Activity Schedule for December 31, 2009 & 2008 and March 31, 2010 (with bank reconciliations for said period to be made available to Buyer’s auditors for review at
Seller’s office in the presence of Seller’s representatives, but in no event to be copied or distributed, if requested by Buyer’s auditors)
Trial balance as of December 31, 2009 and 2008 and for the years then ended
Trial balance as of March 31, 2010 and for the 3 month period then ended
Cash disbursement journals for January through March 2010 and 2009
Construction Issues
Plans & specifications
These files will not be copied but are on site at the property and are available for inspection.
Title and Other
Title Insurance Commitment and all recorded documents referenced therein
Existing survey
Any existing environmental reports or studies
Any existing zoning report or compliance letter
Certificates of Insurance
Insurance loss runs, rental rate history, occupancy percentage by month from 2004 to date

EXHIBIT E
Rent Roll
To be provided as a Seller Document

EXHIBIT F
Notice Provisions
     Notices shall be deemed given hereunder upon personal delivery, upon the next business day after depositing any such notice in the custody of a nationally recognized overnight delivery service, or upon telecopy or electronic mail (during normal business hours, or, if after normal business hours, on the next business day). Notices shall be deemed properly addressed if sent to the following addresses, fax numbers or email addresses:

If to Buyer:	Sarah Metherell
Steadfast Companies
4343 Von Karman Avenue
Suite 300
Newport Beach, CA 92660
Fax: (949) 852-0143
Email: smetherell@steadfastcompanies.com

With a copy to (sent	Virginia A. Davis, Esq.
simultaneously via	Katten Muchin Rosenman LLP
the same method of	2900 K Street NW, North Tower — Suite 200
delivery):	Washington, DC 20007-5118
Fax: (202) 298-7570
Email: virginia.davis@kattenlaw.com

If to Seller:	Mr. Thomas G. Bernacchi
c/o Towne Realty, Inc.
710 N. Plankinton Avenue, #1400
Milwaukee, Wisconsin 53203
Fax: (414) 274-2744
Email: Tom.Bernacchi@Zilber.com

With a copy to (sent	Ms. Sandra J. DeLisle, Esq.
simultaneously via	Young & Madigan, S.C.
the same method of	710 N. Plankinton Avenue, #1200
delivery):	Milwaukee, Wisconsin 53203
Fax: (414) 274-2710
Email: Sandi.Delisle@Zilber.com

EXHIBIT G
Contracts
To be provided as a Seller Document